AON PLC
LEADERSHIP PERFORMANCE PROGRAM

1.Overview
The Leadership Performance Program (the “Program”) of Aon plc (the “Company”) has been adopted by the Organization and Compensation Committee of the Company’s Board of Directors (the “Committee) as a sub-plan of the Aon plc Amended and Restated 2011 Incentive Plan (the “Stock Plan”), effective as of January 1, 2016. Capitalized terms not defined herein shall have the meaning assigned under the Stock Plan. The Program and all Awards issued hereunder are subject to the terms and conditions of the Stock Plan; in the event of any inconsistency between the Program and the Stock Plan, the Stock Plan will control to the extent consistent with applicable law.
2.Performance Cycle
The “Performance Cycle” means a three-year period commencing on the first day of the first calendar year of the three-year period, over which performance (as determined by the Committee) will be measured for purposes of the Program. A Performance Cycle may overlap with any other Performance Cycle under the Program.
3.Eligibility
As recommended by the Company’s Chief Executive Officer (the “CEO”) and approved by the Committee, key members of the Company’s senior leadership team are eligible to participate in the Program. The CEO is also eligible to participate in the Program as approved by the Committee.
4.Participation
The Committee will approve in writing, within the first 90 days of the Performance Cycle (with respect to Covered Employees, as defined below) or otherwise no later than June 30 of the first year of the Performance Cycle, the specific individuals eligible to participate in the Program (the “Participants”), each Participant’s Award (denominated as described below), the Target Earnings Per Share (as defined below), the Threshold Earnings Per Share (as defined below), and the Payout Scale (as defined below). Participants approved by the Committee shall be eligible to participate in the full Performance Cycle, retroactive to the first day of the Performance Cycle. A change in the Participant’s position or role during the Performance Cycle shall not affect the terms of any outstanding Award, subject to the Participant’s continued employment with the Company.
5.Performance-Based Compensation
Notwithstanding anything to the contrary herein, Awards under the Program to officers of the Company who are subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Covered Employees”), are intended to qualify as “Performance-Based Compensation” under the Stock Plan for purposes of Code Section 162(m) and will be administered by the Committee accordingly.
6.Performance Share Units
Each Participant’s Award shall be denominated in either US dollars or as a target number of performance share units (“Performance Share Units”), each representing a Class A Ordinary Share of the Company (an “Ordinary Share”). If the Award is denominated in US dollars, the target number of Performance Share Units under such Award will be derived by dividing the Award by the Fair Market Value of an Ordinary Share on the date the Award is approved in writing by the Committee (the “Grant Date”).

7.	Rules Applicable to Performance Share Units
(a)To the extent earned, the Performance Share Units will vest as of the date the Committee determines and certifies in writing whether and to what extent the applicable performance criteria have been achieved and the resulting payout (the “Settlement Date”), which shall occur as soon as administratively practicable following the end of the Performance Cycle.
(b)The number of Ordinary Shares into which the Performance Share Units settle upon vesting of such Performance Share Units (i) will be determined based on the Company’s actual cumulative Adjusted Earnings Per Share during the Performance Cycle, as compared to the Target Earnings Per Share, and (ii) will range from 0% to 200% of the target number of Performance Share Units awarded, as set forth in the Payout Scale.
(c)The Performance Share Units will settle into Ordinary Shares during the calendar year immediately following the end of the Performance Cycle.
(d)The Company shall have the right to satisfy all federal, state and local withholding tax requirements with respect to a settled Award by withholding Ordinary Shares equivalent in value to the amount of the required withholding (based on the Fair Market Value of an Ordinary Share on the Settlement Date).
(e)The Performance Share Units are not transferable and may not be sold, assigned, pledged, hypothecated or otherwise encumbered.
(f)Until the Settlement Date, the Participant will not be treated as a shareholder as to those Ordinary Shares relating to the Performance Share Units. No cash payments will be provided for dividend equivalents or other distributions.
(g)Each Award will be evidenced by a Performance Award Certificate (the “Certificate”) issued to the Participant. The Certificate, inclusive of its appendices, will set forth the target number of Performance Share Units granted to the Participant, among other terms and conditions. The Participant must sign and return to the Company the Certificate to indicate that he or she agrees to be bound by the provisions of the Program, including any restrictive covenants set forth in the Certificate. Failure to return a signed Certificate to the Company will result in forfeiture of the Performance Share Units.
(h)Notwithstanding anything herein to the contrary, if a Participant’s employment with the Company terminates before the last day of the Performance Cycle, the following rules will apply to the vesting and settlement of the Performance Share Units:

Termination Event	Impact on Performance Share Units
Retirement (solely for Participants whose principal place of work is outside the EU) Termination by Company without Cause Termination by Participant for Good Reason
The Participant will vest in a fraction (determined based on actual cumulative Adjusted EPS achieved as of the last full calendar quarter preceding or on the Participant’s termination date, as compared to actual cumulative Adjusted EPS achieved for the Performance Cycle) of the Performance Share Units that would have vested and settled following the end of the Performance Cycle based on actual cumulative Adjusted EPS achieved during the Performance Cycle determined in accordance with the Payout Scale, as follows:

To the extent earned, Performance Share Units will be settled in Ordinary Shares in accordance with Section 7(c) above.

Death or Total and Permanent Disability
If the Participant’s death or Total and Permanent Disability occurs in the first or second calendar years of the Performance Cycle, the Participant (or his or her estate) will vest in the target number of Performance Share Units, which will be settled in Ordinary Shares as soon as administratively feasible following such death or Total and Permanent Disability.
If the Participant’s death or Total Permanent Disability occurs in the third calendar year of the Performance Cycle, the Participant (or his or her estate) will vest in the target number of Performance Share Units or, if greater, the number of Performance Share Units earned based on actual cumulative Adjusted EPS during the Performance Cycle, determined in accordance with the Payout Scale.

Performance Share Units will be settled in Ordinary Shares in accordance with Section 7(c) above.

Voluntary Resignation (other than for Good Reason)	Performance Share Units will be forfeited in their entirety.
Termination by Company for Cause	Performance Share Units will be forfeited in their entirety.
Certain Terminations Following a Change in Control
Following a Change in Control, the Performance Share Units will be subject to the following rules:
(i)    If the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason after the Change in Control but prior to the end of the Performance Cycle, the Participant’s Performance Share Units will immediately vest at the greater of the target Performance Share Units or the number of units that would have been earned based on the proportion of achievement of the Target Earnings Per Share as of the last full calendar quarter preceding or on the Participant’s termination date. Performance Share Units will be settled in Ordinary Shares upon, or as soon as administratively feasible following, the Participant’s termination of employment.
(ii)    If the Participant’s employment is terminated by the Company for Cause, by the Participant other than for Good Reason, or by reason of the Participant’s death or Total and Permanent Disability, the terms of the Program shall continue to apply to the Performance Share Units as if the Change in Control had not occurred.
(iii)    If the Company is not the ultimate parent entity following the Change in Control, then all Performance Share Units will be converted into rights to acquire shares of the ultimate parent entity in accordance with Section 5.2 of the Stock Plan, and performance measures will be based on performance of the ultimate parent company (subject to adjustment in accordance with Section 5.2 of the Stock Plan), and not the Company.

(i)Notwithstanding the foregoing, in the event an employment agreement or other binding written arrangement between a Participant and the Company provides for more favorable vesting of Performance Share Units upon termination of employment or includes restrictive covenants specifically intended to apply to Awards under the Program, the provisions of such employment agreement or binding written arrangement will control if such provisions are approved by the Committee on or before the Grant Date (but, with respect to Covered Employees, only to the extent consistent with the requirements applicable to Performance-Based Compensation).
(j)Notwithstanding the foregoing, if the successor to the Company does not assume and continue this Program substantially in its current form, the Performance Share Units shall become immediately vested at the greater of the target Performance Share Units or the number of units that would have been earned based on the proportion of achievement of the Target Earnings Per Share as of the last full calendar quarter as of or preceding the effective date of the Change in Control. Such Units will be settled in Ordinary Shares upon, or as soon as practicable following, the Change in Control.

8.	Performance Measure for Performance Share Units
The performance measure for the Performance Share Units will be expressed as a target cumulative Adjusted Earnings Per Share for the Performance Cycle, as approved by the Committee by resolution (the “Target Earnings Per Share”).
Following the end of the Performance Cycle, the Committee will determine in its sole discretion the payout, which determination shall be final and binding. Performance Share Units will be subject to complete forfeiture if the Company’s performance for the Performance Cycle does not meet or exceed the minimum cumulative Adjusted Earnings Per Share approved by the Committee (the “Threshold Earnings Per Share”) by resolution, and the payout for performance at or above that level will be calculated using the “Applicable Percentage” as set forth on the payout scale approved by the Committee by resolution (the “Payout Scale”).

9.	Adjustments to Performance Measures or Results
The Committee will make appropriate adjustments to actual Adjusted Earnings Per Share to take into account material and/or significant items or events as publicly reported in the Company’s annual Form 10-K or quarterly Form 10-Q, including the following and to the extent consistent with the Stock Plan, as amended: gain/loss on disposition of assets or business; extraordinary legal/regulatory judgments, settlements, fines, penalties, and other related expenses; extraordinary market conditions; effects of natural or man-made disasters (e.g., World Trade Center); hyperinflation (e.g., greater than 15%); foreign exchange impact; changes in applicable laws, regulations or accounting principles; and items that are unusual in nature and/or infrequently occurring. With respect to Covered Employees, any adjustment described above will be made in a manner consistent with Code Section 162(m). The Committee may not otherwise amend the Payout Scale in a manner that would be adverse to a Participant without the Participant’s consent.

10.	Nominal Value
As required under the U.K. Companies Act 2006, at the time of settlement of Ordinary Shares under this Program, the settlement of Ordinary Shares shall be subject to the Participant’s payment of a nominal value (as determined in the sole discretion of the Company and in accordance with such law, as amended from time to time), and such obligation may be satisfied by the Participant in any manner to be established by the Company in its sole discretion.

11.	Restrictive Covenants
Awards under the Program shall be subject to and contingent upon the Participant’s acceptance of and compliance with any restrictive covenants set forth in the applicable Performance Award Certificate.
12.Administration
It is expressly understood by the Participant that the Committee has the discretionary authority to administer, construe, and make all determinations necessary or appropriate to the administration of the Program, all of which will be binding upon the Participant. The Committee may delegate its authority to one or more of its members, or to one or more members of the Company’s senior management team, to offer participation in this Program to eligible individuals; provided, however, that the Committee shall not delegate its authority with respect to the participation of any Covered Employee. The Company shall, as necessary, adopt conforming amendments to this Program as are necessary to comply with applicable law.
13.General Provisions
All obligations of the Company under this Program with respect to payout of Awards, and the corresponding rights granted thereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or other acquisition of all or substantially all of the business and/or assets of the Company.
This Program, together with the Stock Plan and any applicable Performance Award Certificate, constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms.
14.Reservation and Retention of Company Rights
The selection of any individual for participation in this Program will not give that Participant any right to be retained in the employ of the Company. No Participant will at any time have a right to be selected for participation in a future performance-based incentive program despite having been selected for participation in this Program or a previous program.
15.Code Section 409A
The Company intends that this Program and the Awards granted hereunder to U.S. participants be interpreted and construed to be exempt from, or otherwise comply with, Code Section 409A to the extent applicable thereto. Notwithstanding any provision of the Program to the contrary, the Program shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. With respect to any payment subject to Code Section 409A that is triggered by a “specified employee’s” “separation from service” under Code Section 409A (as such terms are defined under Code Section 409A), such payment shall be delayed until the earlier to occur of the Participant’s death or the date that is six months and one day following the Participant’s termination of employment (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this section shall be paid to the Participant. For purposes of the Program, the terms “retirement,” “termination of employment,” “terminated,” “termination,” and variations thereof, as used in this Program, shall mean a “separation from service” under Code Section 409A. The time or schedule of any payout of Ordinary Shares pursuant to Performance Share Units may not be accelerated for U.S. participants except as otherwise permitted under Code Section 409A. Although the Committee intends to administer the Program so that it will comply with the applicable requirements of Code Section 409A, neither the Company nor the Committee represents or warrants that the Program will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through any Participant) for any tax, interest, or penalties any participant may owe as a result of compensation paid under the Program, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A.

16.	Definitions
(a)“Adjusted Earnings Per Share” or “Adjusted EPS” means the Company’s adjusted earnings per share from continuing operations as publicly reported each quarter, and on an annual basis, in the Company’s earnings release and Form 10-K.
(b)“Cause” means such term as defined in any written binding employment agreement entered into between the Participant and the Company and approved by the Committee prior to the Grant Date, or, in the absence of any such agreement or defined term, means the Participant’s: (1) performance of a deliberate act of dishonesty, fraud, theft, embezzlement or misappropriation involving the Participant’s employment with the Company, or breach of the duty of loyalty to the Company; (2) performance of an act of race, sex, national origin, religion, disability, or age-based discrimination which, after investigation, counsel to the Company reasonably concludes will result in liability being imposed on the Company and/or the Participant; (3) material violation of Company policies and procedures including, but not limited to, the Aon Code of Business Conduct; or (4) performance of a criminal act resulting in a criminal felony charge (or equivalent offense in a non-US jurisdiction) brought against the Participant or a criminal conviction of the Participant (other than a conviction of a minor traffic violation). The existence of “Cause” shall be determined by the Committee in its sole discretion.
(c)“Code Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended, and all regulatory or other interpretive guidance issued thereunder.
(d)“Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and all regulatory or other interpretive guidance issued thereunder.
(e)“Fair Market Value” means the per share value of the Ordinary Shares as determined by using the closing price of such shares as reported by the New York Stock Exchange on such date (or, if the New York Stock Exchange was not open for trading or the shares were not traded on that day, the next preceding day that the New York Stock Exchange was open for trading and Ordinary Shares were traded).
(f) “Good Reason” means such term as defined in any written binding employment agreement entered into between the Participant and the Company and approved by the Committee prior to the Grant Date. If there is no such agreement, or such agreement does not define “Good Reason,” the Participant’s voluntary termination of employment shall be treated as a voluntary resignation.
(g) “Retirement” means, solely with respect to a Participant whose principal place of work is outside the European Union, a voluntary termination of employment upon or after the Participant’s attainment of age 55. For purposes of this definition, the principal place of work for a Participant on secondment shall be considered to be the Participant’s home country. With respect to a Participant whose principal place of work is within the European Union, the Participant’s voluntary termination of employment at any age shall be treated as a voluntary resignation.
(h)“Total and Permanent Disability” means (1) for US employees, entitlement to long-term disability benefits under the Company’s long-term disability program, as amended from time to time, and (2) for non-US employees, such term as established by applicable Company policy or as required by applicable local law or regulations.